Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
Prudential Investment Portfolios 2
(formerly Dryden Core Investment Fund):

We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings “Other Service Providers” and “Financial Statements” in the statement of additional information.

/s/ KPMG LLP
KPMG LLP

New York, New York
April 22, 2010